Exhibit 99.1

[LOGO]

News Announcement

CONTACT:
Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS COMMENCES CHANGE OF CONTROL OFFER

FOR REMAINING OLD SENIOR NOTES

- $7.6 MILLION IN OLD NOTES OUTSTANDING -

STAMFORD, CT (May 17, 2006) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced the commencement of a change of control offer to purchase (the “Change of Control Offer”) any or all of the 10.25% Senior Notes due 2013 (the “Old Notes”) (Cusip #85512QAC8) that remain outstanding under the Amended and Restated Indenture dated April 28, 2006 (the “Indenture”) by and between the Partnership, Star Gas Finance Company and Union Bank of California, N.A., as trustee. Star is offering to repurchase the Old Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Old Notes or portion of Old Notes validly tendered for payment thereof, plus accrued and unpaid interest through the date of payment, upon the terms and subject to the conditions of the Offer. The offer will expire at 5:00 p.m., New York City time on June 15, 2006, unless extended by the Partnership in its sole discretion. As of the date of the commencement of the Change of Control Offer, $7.6 million aggregate principal amount of Old Notes remained outstanding.

The Change of Control Offer is being made pursuant to Section 3.9 of the Indenture. Effective as of April 28, 2006, the Partnership completed a strategic recapitalization (the “recapitalization”) pursuant to the terms of that certain unit purchase agreement dated as of December 5, 2005, as amended (the “unit purchase agreement”), by and among Star Gas LLC (“Star Gas”), Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat” or the “general partner”) and KM2, LLC (“M2”). In connection with the recapitalization, Star Gas withdrew as the general partner of Star Gas Partners and Kestrel Heat was named as the successor general partner (the “recapitalization”), which constituted a “change of control” under the Indenture.

The Change of Control Offer does not relate to and does not affect the $165.3 million in new 10.25% Senior Notes due 2013 (Cusip #85512QAE4) that the Partnership issued in connection with the recapitalization.

Copies of the Offer to Purchase have been mailed to holders of Old Notes.

Star Gas Partners, L.P., is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

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